Exhibit 10.1

GOLDMAN SACHS LENDING PARTNERS LLC

GOLDMAN SACHS BANK USA

200 West Street

New York, New York 10282

PERSONAL AND CONFIDENTIAL

May 24, 2013

Valeant Pharmaceuticals International, Inc.

2150, boul. St-Elzear Ouest, Laval,

Quebec, H7L 4A8

Valeant Pharmaceuticals International

700 Route 202/206

Bridgewater, NJ 08807

Attention: J. Michael Pearson

Project Stratos

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP”, together with GS Bank and any Additional Agents appointed in accordance with Section 1, collectively, the “Commitment Parties”) is exclusively authorized by Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (the “Parent”), and Valeant Pharmaceuticals International, a Delaware corporation (the “Company” and, together with Parent, “you”), to act as joint lead arranger, joint bookrunner and sole syndication agent, in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this amended and restated commitment letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

You have informed the Commitment Parties that the Company intends to consummate the acquisition (the “Acquisition”) of 100% of the capital stock (the “Shares”) of an entity previously identified to us and referred to as “Stratos” (the “Target,” and together with its subsidiaries, the “Acquired Business”) pursuant to the agreement and plan of merger, dated as of May 24, 2013, among the Company and a wholly-owned subsidiary of the Company (“Acquisition Sub”) and the Target (together with the schedules and exhibits thereto, the “Acquisition Agreement”). The Acquisition will be consummated pursuant to the Acquisition Agreement whereby Acquisition Sub will be merged with and into Target, with Target surviving the merger as a wholly owned subsidiary of the Company, in which case all of the outstanding Shares of Target on the date of consummation of the Acquisition (the “Closing Date”) will be converted into the right to receive on the Closing Date the cash consideration per Share set forth in the Acquisition Agreement in cash. You have informed us that (a) the Acquisition, (b) the repayment of all outstanding loans and termination of commitments under any credit facility to which the Target or any of its subsidiaries is a party (the “Target Credit Facilities”), and, (c) the tender offer for or defeasance or irrevocable call for redemption and deposit of cash in an amount necessary to effect such defeasance or redemption of Target’s 9.875% Senior Notes due 2015 (the “Notes Refinancing”) (the Notes Refinancing, together with the repayment of outstanding loans and termination of commitments under the Target Credit Facilities and all other outstanding indebtedness of the Target (other than an aggregate amount of indebtedness to be agreed between you and the Arrangers) are herein referred to collectively as the “Refinancing”) and (d) the payment of fees and expenses in connection with the Acquisition and the Refinancing, including any premiums payable in connection with the Refinancing, will be financed from the following sources:

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the issuance by Borrower (as defined in Annex B) or the Company, as agreed between you and the Arrangers (as defined below) of $9,275 million of high yield securities (the “Securities”) pursuant to a Rule 144A (without registration rights) or other private placement (the “Notes Offering”) or, in the event some or all of the Securities are unable to be issued at the time the Acquisition is consummated, borrowings by the Parent of unsecured senior increasing rate bridge loans in an aggregate principal amount of $9,275 million, less the gross proceeds from the sale of Securities issued on or prior to the Closing Date (the “Bridge Loans”, the “Facility” and the “Bridge Facility”) having the terms set forth on Annex B. The Bridge Loans shall consist of two tranches: (i) Tranche 1 Bridge Loans (as defined in Annex B hereto) in an amount up to $7,575 million and (ii) Tranche 2 Bridge Loans (as defined in Annex B hereto) in an amount up to $1,700 million. The amount of Tranche 2 Bridge Loans shall be automatically reduced by the aggregate principal amount of net proceeds received by the Borrower or the Company from the issuance and sale after the date hereof of equity of the Company or the Borrower in an amount up to $1,700 million, such reduction to become effective as of the date of receipt of such net proceeds (the aggregate principal amount of such reduction, the “Equity Proceeds Amount”).

1.	Commitments: Titles and Roles.

GSLP (together with any Additional Arrangers appointed in accordance with this Section 1, collectively, the “Bridge Lead Arrangers” or, the “Arrangers”) is pleased to confirm its commitment to act, and you hereby appoint GSLP to act as joint lead arranger, joint bookrunner and sole syndication agent (the “Syndication Agent”), and GSLP and GS Bank are pleased to advise you of their joint but not several commitment to provide the entire aggregate principal amount of the Bridge Loans as follows: (x) GSLP commits to provide $6,775 million of the Tranche 1 Bridge Loans and (y) GS Bank commits to provide $800 million of the Tranche 1 Bridge Loans and $1,700 million of the Tranche 2 Bridge Loans, in each case on terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). In addition, you hereby appoint GSLP to act as administrative agent (the “Bridge Administrative Agent”) for the Bridge Facility. You agree that GSLP will have “left” placement in any and all marketing materials or other documentation used in connection with the Facility or other documentation used in connection with the Facility. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree; provided, that, you may, within 14 days following the date hereof, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or confer other titles in respect of the Bridge Facility (each such agent, co-agent, lead arranger, bookrunner, manager, arranger or titled institution, an “Additional Agent”) in a manner and with economics determined by you in consultation with the applicable Additional Agent and reasonably acceptable to you and such Additional Agents; provided, further, that (w) you may not appoint more than five (5) additional arrangers and bookrunners (such additional arrangers and bookrunners, the “Additional Arrangers”), (x) you may not allocate any of the economics or assign any roles or titles in respect of the Tranche 2 Bridge Loans, nor may you allocate

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more than 62.5% of the total economics in respect of the Tranche 1 Bridge Loans to the applicable Additional Agents (or their affiliates), (y) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Tranche 1 Bridge Loans that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates), and (z) to the extent you appoint (or confer titles on) Additional Agents, the economics allocated to, and the commitment amounts of, GSLP and GS Bank will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter and the Fee Letter) reasonably acceptable to you and us and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” and a “Bridge Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter. Our fees for our commitment and for services related to the Facility are set forth in one or more separate fee letters (the “Fee Letter”) entered into by the Company and the Commitment Party on the date hereof.

2.	Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject to the conditions set forth on Annex C hereto and the following conditions: except (x) as disclosed in the (i) Schedules (as defined in the Acquisition Agreement) or (ii) selected sections of the draft dated May 24, 2013 of Amendment No. 2 to the Registration Statement set forth in Section 3.03(b) of the Acquisition Agreement (to the extent the relevance of such sections is reasonably apparent but excluding any risk factor contained in the “Risk Factors” section thereof, any similarly cautionary statements or any predictive statements or forward-looking statements therein) and (y) for the transactions contemplated by the Acquisition Agreement, since December 29, 2012, there shall not have occurred any event that has had, or would reasonably be expected to have, a Target Material Adverse Effect (as defined below). Since the date hereof, there shall not have occurred any fact, circumstance, development, event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Each Commitment Party’s commitment and agreements hereunder are subject to the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Facility including, without limitation, credit agreements, guarantees, opinions of counsel and other related definitive documents (collectively, the “Facility Documentation”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter (it being agreed that the Facility Documentation shall not contain any conditions precedent to the initial borrowing under the Facility on the Closing Date other than the conditions precedent expressly set forth herein, in Annex B under the heading “Conditions Precedent to Borrowing” and in Annex C hereto, and the terms of the Facility Documentation will be such that they do not impair the availability of the Facility on the Closing Date if such conditions are satisfied). Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which you engaged the Investment Banks in connection with a potential issuance of Securities or other financing). Notwithstanding anything in this Commitment Letter, the Fee Letter or the Facility Documentation to the contrary, the only representations the accuracy of which will be a condition to the availability of the Bridge Loans on the Closing Date will be (i) the representations and warranties made by the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders, in their capacities as such, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty (“Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below).

As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Bridge

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Loans; due execution, delivery and enforceability of such documentation; solvency; no conflicts with charter documents or material debt agreements, Federal Reserve margin regulations; the Investment Company Act, Patriot Act, and status of the Bridge Loans as senior debt.

As used in this Section 2, “Target Material Adverse Effect” means any fact, circumstance, development, event or change that results in a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of Target and its Subsidiaries, taken as a whole, but excluding any such fact, circumstance, development, event or change to the extent resulting from, relating to or arising from (a) the execution of the Acquisition Agreement or the announcement or existence thereof, the identity of Company and its Affiliates or the compliance by Target or any of its Subsidiaries with any of the terms of this Agreement (other than compliance with Section 5.01 of the Acquisition Agreement), (b) Company’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of Target or any of its Subsidiaries after the Closing, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes or proposed changes in Laws affecting the Target or GAAP or any other relevant generally accepted accounting principles or the interpretation of any of the foregoing, (f) changes in Target’s and its Subsidiaries’ industries or the segments thereof in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (g) any military conflict, outbreak or escalation of hostilities or declared or undeclared war or act of foreign or domestic terrorism, (h) any failure by Target or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of Target or any such Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (h)), or (i) any matter disclosed in Schedule 1.01(e) to the Acquisition Agreement, except, in the cases of clauses (c), (d), (e), (f) and (g), to the extent such fact, circumstance, development, event or change materially and disproportionately affect Target and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the same industries.

3.	Syndication.

The Arrangers intend, and reserve the right, to syndicate the Facility to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers. The Arrangers will select the Lenders after consultation with you. The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of Parent, the Company and Target and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facility, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letter) and (z) 60 days after the Closing Date, neither the Company, Parent nor Target (including, in each case, their respective subsidiaries) will syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt or equity security of the Parent or the Company or Target or any of their respective subsidiaries or affiliates other than (a) the Facility and other indebtedness contemplated hereby to remain outstanding after the Closing Date, (b) the issuance of the Securities (if any), (c) equity of Borrower up to an amount and applied as described in the definition of “Equity Proceeds Amount”, (d) equity issued pursuant to employee stock plans of the Company, Parent, Target or

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their respective subsidiaries and other similar arrangements to be mutually agreed upon by you and the Arrangers without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed) (it is understood the Parent’s, the Company’s and the Target’s deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, purchase money and equipment financings and any renewals of existing revolving credit facilities that mature prior to the Closing Date will not be deemed to materially and adversely impair the primary syndication of the Facility) and (e) refinancing of indebtedness of the Target outstanding under Target’s existing bridge loans (or indebtedness issued in exchange therefor) so long as GS has determined that such refinancing would not impair the syndication of the Facility.

You agree to cooperate with the Commitment Parties, in connection with (i) the preparation of one or more information packages regarding the business, operations and financial projections of Parent, the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Arrangers to complete the syndication of the Facility including, without limitation, using commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for Parent or the Company, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) for Parent or the Company and (c) a public credit rating for the Facility and any Securities issued in lieu thereof from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of Parent and the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times). You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Facility and Information provided by the Company and Target or their respective representatives to the Arrangers in connection with the Facility (including, without limitation, draft and execution versions of the Facility Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company or Parent) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or any of their affiliates or any of their respective directors, employees, advisors or agents. Notwithstanding the Arranger’s right to syndicate the Facility and receive commitments with respect thereto, it is agreed that syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Party’s commitments hereunder prior to the Closing Date shall not be a condition to such Commitment Party’s commitments and unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to

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consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist as set forth herein, it is understood that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facility and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Facility on the Closing Date.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, Parent, Target or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, Parent, the Target or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide (including use reasonable efforts to cause the Target to provide) authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, Parent, the Target or their respective affiliates or its or their respective securities. In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or the Target which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Facility Documentation; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facility.

4.	Information.

You represent and covenant that (i) to the best of your knowledge in the case of Information relating to the Acquired Business, all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Successful Syndication of the Facility, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

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5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that, except for assignments between GSLP and GS Bank, any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned and shall be subject to the confidentiality provisions herein. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Parent’s, the Company’s and (on a redacted basis reasonably satisfactory to the Arrangers with respect to the Fee Letter) the Target’s respective directors, employees, agents, accountants, legal counsel and other advisors who are directly involved in the consideration of the Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law) and (iii) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you

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promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Facility, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (f) to Moody’s and S&P; provided that such information is limited to Annexes B and C and is supplied only on a confidential basis after consultation with you or (g) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive Facility Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facility Documentation shall supersede this provision.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you or the Target, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Target, or (iii) have other relationships with you or the Target. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

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Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed (A) an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with such transactions or the process leading thereto.

In addition, please note that Goldman, Sachs & Co., an affiliate of GSLP and GS Bank has been retained by the Target as the financial advisor (in such capacity, the “Financial Advisor”) to the Target in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or GSLP and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the parties hereto acknowledge that, in such capacity, the Financial Advisor may recommend that the Target not pursue or accept your offer or proposal for the Acquisition or advise the Target in other manners adverse to your interests.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

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9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement and (iii) 5:00 p.m. New York time on the six month anniversary from the date hereof, unless the closing of (A) the Notes Offering or (B) the Bridge Loans under the Bridge Facility, as applicable, on the terms and subject to the conditions contained herein, has been consummated on or before such date. Subject to the provisions of the next paragraph and the terms of the Fee Letter, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder. In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Loans will be reduced (x) to the extent of any issuance of the Securities (in escrow or otherwise) and (y) with respect to commitments in respect of Tranche 2 Bridge Loans, by the Equity Proceeds Amount.

The provisions set forth under Sections 3, 4, 5 (including Annex A) and 7 hereof and this Section 9 hereof will remain in full force and effect regardless of whether the definitive Facility Documentation is executed and delivered. The provisions set forth under Sections 5 (including Annex A) and 7 hereof, this Section 9 and the fee and expense reimbursement provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Facility Documentation (to the extent such Facility Documentation becomes effective).

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that matters related to (x) any alleged Target Material Adverse Effect or exception thereto and (y) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether, as a result of any inaccuracy thereof, you have the right to terminate or abandon your obligations under the Acquisition Agreement shall, in each case, be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an

10

executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

[Remainder of page intentionally left blank]

11

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on May 27, 2013, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS LENDING PARTNERS LLC

By:
Name:
Title:

12

GOLDMAN SACHS BANK USA

By:
Name:
Title:

13

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

VALEANT PHARMACEUTICALS INTERNATIONAL

By:
Name:
Title:

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of Parent, the Company or the Target in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), Parent and the Company, jointly and severally, agree to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent and the Company also agree to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from any dispute solely among the Commitment Parties. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then Parent and the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Parent, the Company and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) Parent, the Company and their respective affiliates, shareholders, partners, members or other equity holders and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Parent and the Company under this paragraph will be in addition to any liability which Parent and the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Parent, the Company, each Commitment Party, any such affiliate and any such person. Each of Parent and the Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to Parent, the Company or any person asserting claims on behalf of or in right of Parent, the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by Parent, the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.

Neither Parent nor the Company will be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without such party’s consent, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that Parent and/or the Company, as applicable, was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-1

Annex B

Summary of the Bridge Facility

This Summary outlines certain terms of the Bridge Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Valeant Pharmaceuticals International, Inc. (the “Borrower”).

Guarantors:	Each subsidiary of the Borrower that is or is required to be a guarantor under the Credit Agreement (as defined in Exhibit C) (the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Borrower under the Bridge Facility. In addition, upon consummation of the Acquisition, the entity previously identified to the Arrangers as “Stratos” (“Target”) and its subsidiaries that would otherwise become guarantors under the Credit Agreement will guarantee all obligations in respect of the Bridge Facility.

Lead Arrangers and
Bookrunners:	Goldman Sachs Lending Partners LLC (“GSLP”), in its capacity as Lead Arranger and Bookrunner, (together with any Additional Arrangers appointed in accordance with Section 1 of the Commitment Letter, collectively, the “Bridge Lead Arrangers” or, the “Arrangers”).

Sole Syndication Agent:	GSLP, in its capacity as Syndication Agent (the “Syndication Agent”).

Bridge Administrative Agent:	GSLP, in its capacity as Administrative Agent (the “Bridge Administrative Agent”).

Lenders:	GSLP and/or other financial institutions selected by the Bridge Lead Arrangers in consultation with Borrower (each, a “Lender” and, collectively, the “Lenders”).

Amounts of Bridge Loans:	$9,275 million in aggregate principal amount of senior unsecured increasing rate loans, consisting of (i) up to $7,575 million in aggregate principal amount of tranche 1 loans (the “Tranche 1 Bridge Loans”) and (ii) up to $1,700 million (which amount shall be automatically reduced by the Equity Proceeds Amount) in aggregate principal amount of tranche 2 loans (the “Tranche 2 Bridge Loans” and, together with the Tranche 1 Bridge Loans, the “Bridge Loans”), in each case less the amount of gross proceeds from any sale of Securities received on or prior to the Closing Date (to be applied to reduce Tranche 1 Bridge Loans and/or Tranche 2 Bridge Loans as determined by the Lead Arrangers). The terms and provisions of the Tranche 1 Bridge Loans and Tranche 2 Bridge Loans shall be identical, except as set forth in the “Mandatory Prepayments”

Annex B-1

section below. In addition, 50% of each of the Tranche 1 Bridge Loans and the Tranche 2 Bridge Loans will have a final maturity that is ten years from the Bridge Closing Date (“10-Year Bridge Loans”) and 50% of each of the Tranche 1 Bridge Loans and the Tranche 2 Bridge Loans will have a final maturity that is eight years from the Bridge Closing Date (“8-Year Bridge Loans”).

Closing Date:	The date on which Bridge Loans are made and the Acquisition is consummated (the “Bridge Closing Date”).

Ranking:	The Bridge Loans, the Guarantee and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Borrower’s and the Guarantors’ existing and future senior obligations (including the obligations under the Credit Agreement).

Maturity:	The 10-Year Bridge Loans will mature on the tenth anniversary of the Bridge Closing Date and the 8-Year Bridge Loans will mature on the eighth anniversary of the Bridge Closing Date. At any time and from time to time, on or after the first anniversary of the Bridge Closing Date, upon reasonable prior written notice and in a minimum principal amount of at least $100.0 million, the Bridge Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Lender or Lenders, for senior unsecured exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the same maturity date as the Bridge Loans so exchanged.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex B.

Demand Failure Event:	Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Fee Letter) for any reason will be deemed to be a “Bridge Takeout Demand Failure Event” (as defined in the Fee Letter) under the Bridge Facility Documentation.

Interest Rate:	Until the earlier of (i) the first anniversary of the Bridge Closing Date or (ii) the occurrence of a Bridge Takeout Demand Failure Event (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Bridge Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate (subject to a reserve adjusted Eurodollar Rate Floor of 1.00% per annum), plus 475 basis points (collectively, the “Bridge LIBOR Rate”) and (y) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the interest rate applicable during the prior three-month period, in each case plus the Bridge Spread, reset at the beginning of each subsequent

Annex B-2

three-month period. The “Bridge Spread” will initially be 50 basis points (commencing three months after the Bridge Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Fee Letter) then in effect (plus default interest, if any).

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

After the occurrence and during the continuance of an Event of Default, interest on all overdue amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayment:	Prior to the Conversion Date and to the extent permitted by the Credit Agreement, the net proceeds to the Borrower, Parent or any subsidiary of Parent (including the Target) from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings (except borrowings under the Credit Agreement) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of insurance proceeds will be used to repay the Bridge Loans, as a result of an asset sale or receipt of insurance proceeds, in each case at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment. Any proceeds from the sale of a Bridge Takeout Financing (as defined in the Fee Letter)

Annex B-3

funded or purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments. Except as set forth in the immediately preceding sentence, mandatory prepayments of the Bridge Loans shall be applied ratably among the outstanding Bridge Loans, provided that the proceeds from any issuance of equity or equity-linked securities shall first be applied to prepay any outstanding Tranche 2 Bridge Loans until all outstanding Tranche 2 Bridge Loans shall have been repaid in full, with any remaining proceeds then applied ratably to the outstanding Tranche 1 Bridge Loans.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Bridge Closing Date.

Change of Control:	Upon the occurrence of a Change of Control (to be defined), subject to the Credit Agreement, the Borrower will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment, plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium. Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Credit Agreement or obtain any required consent of the lenders under the Credit Agreement to make such prepayment of the Bridge Loans. From and after the Conversion Date, each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:	Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date and prior to the maturity thereof, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (A) with respect to the 10-Year Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the fifth anniversary of the Bridge Closing Date, (ii) one-half of the then-prevailing interest rate

Annex B-4

on the 10-Year Bridge Loans from and including the fifth anniversary of the Bridge Closing Date to and including the sixth anniversary of the Bridge Closing Date and (iii) declining to one-quarter of the then-prevailing interest rate on the 10-Year Bridge Loans on the sixth anniversary of the Bridge Closing Date, to one-eighth of the then-prevailing interest rate on the 10-Year Bridge Loans on the seventh anniversary of the Bridge Closing Date and to zero on the eighth anniversary of the Bridge Closing Date and (B) with respect to the 8-Year Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date, (ii) three-quarters of the then-prevailing interest rate on the 8-Year Bridge Loans from and including the third anniversary of the Bridge Closing Date to and including the fourth anniversary of the Bridge Closing Date and (iii) declining to one-half of the then-prevailing interest rate on the 8-Year Bridge Loans on the fourth anniversary of the Bridge Closing Date, to one-quarter of the then-prevailing interest rate on the 8-Year Bridge Loans on the fifth anniversary of the Bridge Closing Date and to zero on the sixth anniversary of the Bridge Closing Date.

Security:	None.

Bridge Facility Documentation:	The Facility Documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Annex B and shall be based on the terms of (i) the Credit Agreement and (ii) (a) the Indenture, dated as of September 28, 2010, among the Borrower, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein, (b) the Indenture, dated as of November 23, 2010, among the Borrower, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein, (c) the Indenture, dated as of February 8, 2011, among the Borrower, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein, (d) the Indenture, dated as of March 8, 2011, among the Borrower, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein, (e) the Indenture, dated as of May 16, 2012, among Medicis Pharmaceutical Corporation, a company incorporated under the laws of Delaware, Deutsche Bank Trust Company Americas, as trustee, and the Guarantors listed therein, as supplemented by the First Supplemental Indenture, dated as of May 16, 2012, as further supplemented by the Second Supplemental Indenture, dated as of December 11, 2012, (f) the Indenture, dated as of October 4, 2012, among the Borrower, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein and (g) the Indenture, dated as of October 4, 2012, among the Borrower, Parent, The Bank of New York Mellon Trust Company, N.A., as trustee, and the Guarantors listed therein (the “Existing Indentures”), and will take into account the terms set forth in the Commitment Letter, current market conditions and differences related to your business since the date

Annex B-5

of the Credit Agreement and the Existing Indentures, with such customary changes to reflect the interim nature of the Bridge Facility (collectively, the “Bridge Documentation Principles”). The Bridge Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex B, in each case applicable to Parent, the Borrower and their restricted subsidiaries and with standards, definitions, qualifications, thresholds, exceptions, “baskets” and grace periods consistent with the Bridge Documentation Principles.

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles.

Covenants:	The Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles; (b) incurrence-based negative covenants consistent with the Credit Agreement, with changes as are usual and customary for financings of this kind consistent with the Bridge Documentation Principles; provided that prior to the Conversion Date, the restricted payments and debt incurrence covenants in the Bridge Facility Documentation shall be more restrictive. There will not be any financial maintenance covenants in the Bridge Facility Documentation.

The Bridge Facility Documentation will contain a covenant requiring the Borrower to comply with the terms of the Fee Letter, including any Take-out Notice (as defined in the Fee Letter) and any cooperation required in connection therewith.

Events of Default:	The Bridge Facility Documentation will contain such events of default as are consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles.

Conditions Precedent to
Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to (i) the conditions precedent referred to in Section 2 of the Commitment Letter and those listed on Annex C attached to the Commitment Letter and (ii) prior written notice of borrowing.

Assignments and Participations:	Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks,

Annex B-6

financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Facility Documentation, that are reasonably acceptable to the Bridge Administrative Agent, such consent not to be unreasonably withheld or delayed.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Bridge Facility Documentation; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:	Lenders holding at least a majority of total Bridge Loans, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Bridge Loans.

Taxes:	The Bridge Facility Documentation will include tax gross-up, cost and yield protection provisions substantially similar to those provisions for tax gross-up, cost and yield protection contained in the Credit Agreement.

Indemnities:	The Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Bridge Administrative Agent and the Lenders.

Governing Law and Jurisdiction:	The Bridge Facility Documentation will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Bridge Facility Documentation.

Counsel to the Bridge Lead
Arrangers and the Bridge
Administrative Agent:	Cahill Gordon & Reindel LLP.

The foregoing is intended to summarize certain basic terms of the Bridge Loans. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans.

Annex B-7

Exhibit 1 to Annex B

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex B to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex B to the Commitment Letter.

Exchange Notes

At any time on or after the first anniversary of the Bridge Closing Date, upon not less than five business days’ prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans. No Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes. The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Final Maturity:	Same as Bridge Loans.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:	The Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (A) with respect to Exchange Notes issued in exchange for 10-Year Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the fifth anniversary of the Bridge Closing Date, (ii) one-half of the Total Cap from and including the fifth anniversary of the Bridge Closing Date to and including the sixth anniversary of the Bridge Closing Date and (iii) declining to one-quarter of the Total Cap on the sixth anniversary of the Bridge Closing Date, to one-eighth of the Total Cap on the seventh anniversary of the Bridge Closing Date and to zero on the eighth anniversary of the Bridge Closing Date and (B) with respect to Exchange Notes issued in exchange for 8-Year Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date, (ii) three-quarters of the Total Cap from and including the third anniversary of the Bridge Closing Date to and including the fourth anniversary of the

Annex B-1-1

Bridge Closing Date and (iii) declining to one-half of the Total Cap on the fourth anniversary of the Bridge Closing Date, to one-quarter of the Total Cap on the fifth anniversary of the Bridge Closing Date and to zero on the sixth anniversary of the Bridge Closing Date.

In addition, prior to the third anniversary of the Bridge Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the Total Cap and accrued interest.

Defeasance Provisions of
Exchange Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:	None.

Covenants:	The Indenture will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities; provided that the Exchange Note covenants may be more restrictive in certain respects giving due regard to, among other things, then existing market conditions.

Events of Default:	The Indenture will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities giving due regard to, among other things, then existing market conditions.

The foregoing is intended to summarize certain basic terms of the Exchange Notes. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes.

Annex B-1-2

Annex C

Summary of Conditions Precedent to the Facility

This Summary of Conditions Precedent outlines the conditions precedent to the Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The conditions to and the initial funding under the Bridge Facility shall consist of the following (together with any other conditions to funding expressly set forth in Section 2 of the Commitment Letter):

1.	Acquisition: The terms of the Acquisition Agreement will be reasonably satisfactory to the Arrangers; provided that the Arrangers acknowledge that the Acquisition Agreement dated as of May 24, 2013 is reasonably acceptable to the Arrangers. No conditions precedent to the consummation of the Acquisition or other provision in the Acquisition Agreement dated as of May 24, 2013 shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers, not to be unreasonably withheld or delayed (provided that, without limitation, any decrease in the Acquisition consideration in excess of 10%, shall in each case be deemed to be materially adverse and require the consent of the Arrangers).

2.	The Refinancing shall have occurred, or shall occur on the Closing Date substantially concurrently with the initial borrowings under the Bridge Facility.

3.	The Arrangers shall have received (i) audited financial statements of the Company and Target for each of the three fiscal years immediately preceding the initial funding ended more than 90 days prior to the Closing Date; (ii) unaudited financial statements of the Company and the Target for any fiscal quarter ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for a Form S-1 registration statement (other than Rules 3-10 and 3-16 of Regulation S-X).

4.	All costs, fees, expenses (including, without limitation, reasonable and invoiced (at least two days prior to the Closing Date) out-of-pocket legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Arrangers, the Administrative Agent, the Bridge Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due and Parent and the Company shall have complied in all material respects with all of their respective obligations under the Fee Letter.

5.	The Arrangers shall be satisfied that the Company and Parent have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and all of the Guarantors (including Parent): (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Borrower and each of the Guarantors; (ii) evidence of authority; and (iii) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance consistent with Exhibit F-2 of the Credit Agreement, as to the Borrower, Parent and the Guarantors on a consolidated basis. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects.

Annex C-1

6.	The Arrangers will have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 10 days prior to the Closing Date.

7.	There shall have elapsed at least 20 consecutive calendar days prior to the Closing Date during which the Borrower shall have provided to the Arrangers the “Required Information” as defined in the Acquisition Agreement; provided, that (i) the days from and including July 1, 2013 through July 5, 2013 shall not be considered calendar days and (ii) if such period has not ended prior to August 19, 2013, such period shall be deemed not to have commenced until September 3, 2013.

Annex C-2